UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2011

INUVO, INC.
(Exact name of registrant as specified in its charter)
Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive, Third Floor, Clearwater, FL	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	727-324-0046

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 15, 2011 Inuvo, Inc. entered into a Business Financing Agreement with Bridge Bank, National Association (“Bridge Bank’) for an $8.475 million revolving credit facility which includes a two-year $8 million revolving line of credit and an additional credit of $475,000 term credit.  The credit facility with Bridge Bank will replace our current $5 million revolving credit facility with Wachovia Bank, N.A. which matures in March 2011. The new facility will be used primarily to satisfy our working capital needs and is expected to reduce our effective cost of capital by approximately 200 basis points annually, as compared to the prior facility.

Under the terms of the two year revolving credit line with Bridge Bank, we are entitled to obtain advances against the credit line from time to time in an amount equal to the greater of the borrowing base (80% of the eligible receivables less reserves the lender may request) or the credit limit of $8 million.  Interest on the credit line is payable monthly at prime plus 2% plus a monthly maintenance fee of 0.125 percentage points on the average daily account balance.  As collateral for the credit line, we granted Bridge Bank a blanket security interest in our assets, including all of our intellectual property.

The Business Financing Agreement contains customary representation and warranties, and the credit line is subject to immediate acceleration upon the occurrence of an event of default under the agreement.  These events of default includes customary provisions such as failure to pay any amounts when due, breaches under the agreement, the filing by us of a bankruptcy petition or the appointment of a receiver for our business, a material adverse change in our business, a default by us under certain other agreements, as well as certain judgment against us, among other provisions.

Item 7.01    Regulation FD Disclosure.

On February 16, 2011, Inuvo, Inc. issued a press release announcing its fourth quarter and year end earnings call.  A copy of this press release is included as Exhibit 99.1 to this report.

On February 22, 2011, Inuvo, Inc. issued a press release announcing the credit facility with Bridge Bank, National Association.  A copy of this press release is included as Exhibit 99.2 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Inuvo, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated February 16, 2011.
99.2	Press release dated February 22, 2011.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: February 22, 2011	By:	/s/ Wallace Ruiz
Wallace Ruiz, Chief Financial Officer

3